EXHIBIT 99.3

                                 AGREEMENT


     THIS AGREEMENT, dated and effective as of July 30, 1998, between Ennis Business Forms, Inc., a Texas corporation (the "Company"), and Pat G. Sorrells, a resident of Kingsland, Texas ("Sorrells").

     The parties hereby agree as follows:

     1.   Purchase of  Shares.    Contemporaneously with  the     execution
of this Agreement, the Company  shall  purchase from Sorrells, and Sorrells
shall sell to the Company,  300,000  shares      (the "Shares")  of  Common
Stock of the Company, $2.50 par  value (the "Common Stock"), at a  purchase
price of $11.00 per  Share ($3,300,000 in the aggregate).   Sorrells hereby
represents and warrants that he owns all of the Shares beneficially and of record, free and clear of any lien, adverse claim, pledge or encumbrance.

     2. Resignation. As of the date hereof, Sorrells hereby resigns as a director of the Company and from all other offices and other positions with the Company.

     3. Termination of Agreements. As of the date hereof, any and all agreements between the Company and Sorrells are hereby terminated, and, except as provided herein, the Company shall have no further obligation or liability to Sorrells.

     4. Waiver and Release of Claims. Sorrells, on behalf of himself and his respective heirs, executors, administrators, agents or personal representatives hereby waives and releases the Company and its officers, directors, employees, shareholders, subsidiaries, agents, representatives, successors and assigns from any and all claims, actions, causes of action, rights, judgments, losses, liabilities and demands of any kind and nature, known or unknown, contingent, direct or indirect, as of the date of this Agreement. Sorrells, on behalf of himself and his respective heirs, executors, administrators, agents or personal representatives, covenants and promises not to sue or otherwise pursue legal action against the Company in the future.

     5.   Non-Disparagement.   Sorrells promises and agrees that  he  shall
not damage, or attempt to damage, the business reputation or goodwill of the Company.

     6. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the parties and their respective successors, heirs, representatives and assigns.

     7. No Waiver; Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Sorrells and the Company. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

     8.    Headings.   Section headings are used herein for convenience  of
reference only and shall not affect the meaning of any provision of this Agreement.

     9. Governing Law. The laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement.

     10. Severability. The covenants and agreements contained herein are separate and independent. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the other provisions of this Agreement shall not be affected or impaired thereby and shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     11. Mediation/Arbitration/Legal Fees. If any dispute arises among the parties with respect to this Agreement, then the parties shall submit such dispute to mediation before a mediator in accordance with the mediation rules of Dallas County, Texas. If the parties are unable to resolve the dispute through mediation, they shall then submit the dispute to binding arbitration pursuant to the rules and regulations of the American Arbitration Association (the "AAA"). The parties agree that if arbitration becomes necessary, they will utilize and comply with all available rules of the AAA for expediting such arbitration. The site of the arbitration will be the City of Dallas, Dallas County, Texas, and will commence as soon as possible but in no event later than thirty (30) days after a party files for arbitration. In the event of any action to enforce or interpret this Agreement, the prevailing party therein shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorneys' fees.

     12. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Sorrells acknowledges that he has read this Agreement, he has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of his choice or has voluntarily declined to seek such counsel, he understands the terms and consequences of this Agreement and the release which it contains, and he is fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              ENNIS BUSINESS FORMS, INC.


                              By:    /s/ Harve Cathey
                              Name:  Harve Cathey
                              Title: Treasurer


                              /s/ Pat G. Sorrells
                              Pat G. Sorrells